UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Nikkel, John Glen
   1000 Kensington Tower
   7130 South Lewis
   Tulsa, OK  74136
   USA
2. Issuer Name and Ticker or Trading Symbol
   Unit Corporation
   UNT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |6//11/|M   | |10,000            |A  |$2.75      |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|P   | |1,000             |A  |$5.9375    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|P   | |1,000             |A  |$5.875     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/22/9|P   | |8,000             |A  |$5.9375    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|X   | |20,000            |A  |$10.00     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|X   | | 10,000           |A  |$10.00     | 194,987           |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |76,000             |I*    |By wife                    |
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Common Stock               |      |    | |                  |   |           |7,149              |I     |By Nike Exploration        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
 Employee Stock Option|$2.75   |6/11/|M   | |10,000     |D  |8/22/|8/22/|Common Stock|10,000 |       | 19,960     |D  |            |
(right to buy)        |        |98   |    | |           |   |90   |99   |            |       |       |            |   |            |
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 Put Option (obligatio|$10.00  |6/19/|X   | | 20,000    |D  |1/13/|6/20/|Common Stock|20,000 |       | 0          |D  |            |
n to buy)             |        |98   |    | |           |   |98   |98   |            |       |       |            |   |            |
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Put Option ( obligatio|$10.00  |6/19/|X   | |10,000     |D  |1/23/|9/19/|Common Stock|10,000 |       | 0          |D  |            |
n to buy )            |        |98   |    | |           |   |98   |98   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* The reporting person disclaims beneficial ownership of these shares and this report should not be deemed an admission that the reporting person is the owner of such shares for purposes of
Section 16 or for any other
purpose.
SIGNATURE OF REPORTING PERSON
/s/ John G. Nikkel
DATE
July 6, 1998